================================================================================


                               AGREEMENT AND PLAN


                                   OF MERGER


                                  DATED AS OF


                                 MARCH 15, 1996



                                    BETWEEN


                        PENN TREATY AMERICAN CORPORATION

                                      AND

                       HEALTH INSURANCE OF VERMONT, INC.


================================================================================

                               TABLE OF CONTENTS
                                                                            Page
                                                                            ----

                                   ARTICLE I

                                   The Merger
     Section 1.1.  The Merger................................................  1
     Section 1.2.  Effective Date of the Merger..............................  1
     Section 1.3.  Conversion of Shares......................................  1
     Section 1.4.  Tax-Free Reorganization...................................  2
     Section 1.5.  Dissenters' Rights........................................  2

                                   ARTICLE II

                           The Surviving Corporation
     Section 2.1.  Articles of Incorporation.................................  2
     Section 2.2.  By-laws...................................................  2
     Section 2.3.  Board of Directors; Officers..............................  2
     Section 2.4.  Effects of the Merger.....................................  2

                                   ARTICLE III

                              Conversion of Shares
     Section 3.1.  Exchange Rate.............................................  3
     Section 3.2   Cash Consideration for Shares.............................  4
     Section 3.3.  Payment for Shares in the Merger..........................  4
     Section 3.4.  Dividends; Transfer Taxes.................................  6
     Section 3.5.  No Fractional Shares......................................  6
     Section 3.6.  Stock Options.............................................  6
     Section 3.7.  Stockholder Approval......................................  7
     Section 3.8.  Closing of the Company's Transfer Books...................  7
     Section 3.9.  Assistance in Consummation of the Merger..................  7
     Section 3.10. Closing...................................................  7

                                   ARTICLE IV

                    Representations and Warranties of Parent

     Section 4.1.  Organization and Qualification...........................   8
     Section 4.2.  Capitalization...........................................   8
     Section 4.3.  Authority Relative to this Merger Agreement..............   9
     Section 4.4.  Statutory Reports and Financial Statements...............  10
     Section 4.5.  Absence of Certain Changes or Events.....................  12


                                      (i)

     Section 4.6   Availability of Sufficient Funds.........................  12
     Section 4.7.  Financial Advisor........................................  12
     Section 4.8.  Principal Office.........................................  12

                                   ARTICLE V

                 Representations and Warranties of the Company

     Section 5.1.  Organization and Qualification...........................  12
     Section 5.2.  Capitalization...........................................  13
     Section 5.3.  Subsidiaries.............................................  13
     Section 5.4.  Authority Relative to this Merger Agreement..............  13
     Section 5.5.  Reports and Financial Statements.........................  14
     Section 5.6.  Absence of Certain Changes or Events.....................  15
     Section 5.7.  Litigation...............................................  15
     Section 5.8.  Loss Reserves; Statutory Capital.........................  16
     Section 5.9.  Reinsurance..............................................  16
     Section 5.10. Compliance with Applicable Laws..........................  16
     Section 5.11. Liabilities..............................................  16
     Section 5.12. Written Insurance Policies; Regulatory Filings...........  17
     Section 5.13. Agents...................................................  17
     Section 5.14. Taxes....................................................  17
     Section 5.15. Certain Agreements.......................................  19
     Section 5.16. Premium Balances Receivable..............................  19
     Section 5.17. Investment Portfolio and Other Assets....................  19
     Section 5.18. Intellectual Property....................................  19
     Section 5.19. Licenses.................................................  20
     Section 5.20. Intercompany and Affiliate Transactions; Insider
                     Interests..............................................  20
     Section 5.21. Employee Benefit Plans...................................  20
     Section 5.22. ERISA....................................................  21
     Section 5.23. Officers, Directors and Employees........................  21
     Section 5.24. Company Action...........................................  21
     Section 5.25. Pending Claims...........................................  21
     Section 5.26. Insurance for the Benefit of the Company.................  21
     Section 5.27. Title to Assets; Liens...................................  21
     Section 5.28. Ability to Conduct Business..............................  22
     Section 5.29. Financial Advisor........................................  22
     Section 5.30. Fairness Opinion.........................................  22
     Section 5.31. Disclosure...............................................  22

                                   ARTICLE VI

                     Conduct of Business Pending the Merger

     Section 6.1.  Conduct of Business by the Company Pending the Merger....  22
     Section 6.2.  No Solicitation..........................................  24


                                      (ii)

     Section 6.3.  Notice of Breach.........................................  24

                                  ARTICLE VII

                             Additional Agreements
     Section 7.1.  Access and Information...................................  25
     Section 7.2.  Registration Statement/Proxy Statement...................  25
     Section 7.3.  Stock Exchange Listing...................................  26
     Section 7.4.  Consents, Approvals and Filings..........................  26
     Section 7.5.  HSR Act..................................................  26
     Section 7.6.  Additional Agreements....................................  26
     Section 7.7.  Information in Disclosure Documents, Registration
                     Statements, Etc........................................  27
     Section 7.8.  Indemnification..........................................  27
     Section 7.9.  Employee Benefits........................................  28

                                  ARTICLE VIII

                              Conditions Precedent

     Section 8.1.  Conditions to Each Party's Obligation to Effect the
                     Merger.................................................  28
     Section 8.2.  Conditions to Obligation of the Company to Effect the
                     Merger.................................................  29
     Section 8.3.  Conditions to Obligations of Parent and Merger Sub to
                     Effect the Merger......................................  30

                                   ARTICLE IX

                       Termination, Amendment and Waiver

     Section 9.1.  Termination..............................................  31
     Section 9.2.  Effect of Termination....................................  32
     Section 9.3.  Amendment................................................  32
     Section 9.4.  Waiver...................................................  32

                                   ARTICLE X

                               General Provisions


     Section 10.1.  Non-Survival of Representations, Warranties and
                      Agreements............................................  33
     Section 10.2.  Notices.................................................  33
     Section 10.3.  Fees and Expenses.......................................  34
     Section 10.4.  Publicity...............................................  34
     Section 10.5.  Specific Performance....................................  35
     Section 10.6.  Interpretation..........................................  35
     Section 10.7.  Miscellaneous...........................................  35

                                     (iii)

                          AGREEMENT AND PLAN OF MERGER


     This Agreement and Plan of Merger (the "Merger Agreement") is by and between PENN TREATY AMERICAN CORPORATION, a Pennsylvania corporation ("Parent") and HEALTH INSURANCE OF VERMONT, INC., a Vermont corporation (the "Company").

                                   Background

     A.. The Boards of Directors of Parent and the Company have approved the merger of a wholly-owned subsidiary of Parent to be formed as soon as practicable following the execution of this Merger Agreement ("Merger Sub") with and into the Company upon the terms and subject to the conditions set forth herein (the "Merger").

     B.. For Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     C.. For accounting purposes, it is intended that the Merger shall be accounted for as a purchase of the Company.

                           N O W  T H E R E F O R E,

     In consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto intending to be legally bound agree as follows.

                                   ARTICLE I

                                   The Merger

     Section 1.1.  The Merger.  Upon the terms and subject to the conditions
                   ----------
hereof, on the Effective Date (as defined in Section 1.2), Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger, (the "Surviving Corporation") and the name of the Company shall be changed to "American Network Life Insurance Company".

     Section 1.2.  Effective Date of the Merger.  The Merger shall become
                   ----------------------------
effective when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Vermont, which filing shall be made concurrently with the closing of the transactions contemplated by this Merger Agreement in accordance with Section 3.10. When used in this Merger Agreement the term the "Effective Date" shall mean the date and time at which such Certificate of Merger is so filed or at such time thereafter as is provided in such Certificate of Merger.

     Section 1.3.  Conversion of Shares.  As of the Effective Date, each share
                   --------------------
of Company Common Stock (as defined herein) shall be converted into shares of Parent Common Stock (as defined herein) plus $4.00 of Per Share Cash Consideration (as defined herein) pursuant to the terms set forth in Article III of this Agreement.

     Section 1.4.  Tax-Free Reorganization.  The parties intend to adopt this
                   -----------------------
Merger Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

     Section 1.5.  Dissenters' Rights.  Notwithstanding any other provision of
                   ------------------
this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Date and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly appraisal for such shares in accordance with the Vermont Business Corporation Act (the "VBCA") and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the consideration described in Section 1.4 above (the "Merger Consideration"). Such shareholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the VBCA, except any shareholders who have failed to perfect or shall have withdrawn or lost their rights to appraisal of such shares shall be deemed to have been converted into and to have become exchangeable, as of the Effective Date, for the right to receive, without interest, the Merger Consideration, in the manner set forth elsewhere herein.

                                  ARTICLE II

                           The Surviving Corporation

     Section 2.1.  Articles of Incorporation.  The Articles of Incorporation of
                   -------------------------
the Company as in effect immediately prior to the Effective Date shall be the Articles of Incorporation of the Surviving Corporation until duly amended, except that the Articles of Incorporation of the Surviving Corporation shall be amended, in accordance with the terms thereof and of the Vermont Business Corporation Act ("VBCA"), to provide that the name of the Surviving Corporation shall be "American Network Life Insurance Company".

     Section 2.2.  By-laws.  The By-laws of Merger Sub as in effect immediately
                   -------
prior to the Effective Date shall be the By-laws of the Surviving Corporation, and thereafter may be amended in accordance with its terms and as provided by law.

     Section 2.3.  Board of Directors; Officers.  The directors of Merger Sub
                   ----------------------------
immediately prior to the Effective Date and John W. Mahoney shall be the directors of the Surviving Corporation and the officers of Merger Sub immediately prior to the Effective Date, John W. Mahoney and David Lesperance shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

     Section 2.4.  Effects of the Merger.  The Merger shall have the effects set
                   ---------------------
forth in Section 11.06 of the VBCA.

                                 ARTICLE III

                              Conversion of Shares

Section 3.1.  Exchange Rate.
              -------------

(a) As of the Effective Date, by virtue of the Merger and without any action on the part of any holder of any shares of the Company's Common Stock, $3.00 par value ("Company Common Stock"):

    (i) All shares of Company Common Stock which are held by the Company or any other subsidiary shall be canceled without any conversion thereof and no consideration shall be given with respect thereto.

    (ii) Subject to Section 3.5, each remaining outstanding share of Company Common Stock shall be converted into the number of fully paid and nonassessable shares of the Common Stock, $.10 par value, of Parent ("Parent Common Stock") multiplied by the Exchange Rate (as defined below) and the cash consideration set forth in Section 3.2.

    (iii) In the event of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares with respect to, or rights issued in respect of, Parent Common Stock after the date hereof and prior to or as of the Effective Date, the Exchange Rate shall be adjusted accordingly.

    (iv) Each issued and outstanding share of Common Stock of Merger Sub ("Merger Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of Common Stock, $.01 par value, of the Surviving Corporation.

(b) The "Exchange Rate" shall mean:

    (i) The quotient of the Base Price (as defined below) divided by the Final Price (as defined below).

    (ii) Assuming all Company Options (as defined in Section 3.6 below) have been exercised, the "Base Price" shall mean $8,801,520 divided by the number of shares of Company Common Stock outstanding on the Effective Date. If all Company Options have not been exercised as of the Effective Date, the Base Price shall reduced by $16.00 for each share of Company Common Stock not purchased pursuant to the Company Options which remain outstanding and unexercised.

    (iii) The "Final Price" shall mean the average closing bid price of Parent Common Stock on the Nasdaq National Market during the period comprised of the twenty consecutive trading days immediately preceding the fifth business day immediately preceding the Effective Date (such period is hereinafter referred to as the "Measurement Period"), as such closing bid prices are reported in The Wall Street Journal, or if not so published in such newspaper, in any other newspaper of general circulation selected by the Company, provided, however, that if the average closing price of Parent Common Stock, determined in accordance with the first clause of this sentence, during the Measurement Period is more than $.20 per share higher than the average closing bid price of Parent Common Stock during the Measurement Period, the Final Price shall equal the average closing price per share minus $.20 per share but this adjustment shall not cause the Final Price to be reduced to a price per share less than the average closing bid price of Parent Common Stock during the Measurement Period. If the Final Price of Parent Common Stock, determined in accordance with the immediately preceding sentence, is less than $16.00 or greater than $18.00, this Merger Agreement shall terminate provided; however, that the parties hereto may waive this termination provision in writing.

     Section 3.2   Cash Consideration for Shares.  At the Effective Date, by
                   -----------------------------
virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any shares of Company Common Stock: Each share of Company Common Stock issued and outstanding immediately prior to the Effective Date (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1(a)(i) shall be converted into the right to receive $4.00 per share in cash (the "Per Share Cash Consideration") (to be paid in addition to Parent Common Stock, as described in Section 3.1 hereof). Assuming all Company Options (as defined in Section 3.6 below) have been exercised, the aggregate amount of cash consideration paid for all shares of Company Common Stock (the "Cash Consideration") will be Two Million Two Hundred Thousand Three Hundred Eighty Dollars ($2,200,380). If all Company Options have not been exercised, the Cash Consideration shall be reduced by $4.00 for each share of Company Common Stock not purchased pursuant to the outstanding Company Options which remain outstanding and unexercised.

     Section 3.3.  Payment for Shares in the Merger.  The manner of making
                   --------------------------------
payment for Company Common Stock in the Merger shall be as follows:

     (a) On the Effective Date, Parent shall make available to the Company or such other exchange agent as selected by the Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of each holder of exercised Company Common Stock and each holder of Company Options (as defined in Section 3.6(a)): (i) a sufficient number of certificates representing Parent Common Stock required to effect the delivery of Parent Common Stock required to be issued pursuant to Sections 3.1 and 3.6, and (ii) cash in the amount of the Cash Consideration (such cash, the "Payment Fund") required to be paid pursuant to Section 3.2. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued and the Per Share Cash Consideration contemplated to be paid pursuant to Sections 3.1 and 3.6.

     (b) Promptly after the Effective Date, the Exchange Agent shall mail to each holder of record (as shown on the books of the Company's transfer agent as of the Effective Date) of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Company Common Stock (individually, a "Certificate" and collectively, the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such transmittal letter duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each share of the Company Common Stock represented by such Certificates the number of shares of Parent Common Stock into which such shares of Company Common stock are converted in the Merger and the Per Share Cash Consideration, and the Certificates so surrendered shall be canceled. Until so surrendered, Certificates shall represent solely the right to receive the number of shares of Parent Common Stock into which such shares of Company Common Stock are converted in the Merger, any cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 3.5 with respect to each of the shares of Company Common Stock represented thereby and the Per Share Cash Consideration. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Common Stock for the account of the persons entitled thereto.

     (c) Any portion of the Payment Fund which remains undistributed to the holders of Company Common Stock for twelve months after the Effective Date shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article shall thereafter look only to Parent for the Cash Consideration to which they are entitled pursuant to this Article. If any Certificates shall not have been surrendered prior to five years after the Effective Date (or immediately prior to such earlier date on which any Cash Consideration in respect of such Certificate would otherwise escheat to or become the property of any government entity), any cash or other consideration payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (d) None of Parent, Merger Sub or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

     Section 3.4.  Dividends; Transfer Taxes.  No dividends or other
                   -------------------------
distributions that are declared or made on Parent Common Stock will be paid to persons entitled to receive certificates representing Parent Common Stock pursuant to this Merger Agreement until such persons: (i) surrender their Certificates representing Company Common Stock, or (ii) surrender their option award agreements or provide other satisfactory evidence of the cancellation of Company Options, as applicable. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Parent Common Stock shall be issued any dividends or other distributions which shall have become payable with respect to such Parent Common Stock in respect of a record date after the Effective Date. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any Per Share Cash Consideration, any cash in lieu of fractional shares or any certificate representing Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Options or shares of Company Common Stock for any shares of Parent Common Stock or dividends thereon delivered to a public official pursuant to any applicable escheat laws.

     Section 3.5.  No Fractional Shares.  No certificates or scrip representing
                   --------------------
less than one share of Parent Common Stock shall be issued upon the surrender for exchange of (i) Certificates representing Company Common Stock pursuant to Sections 3.1(b) and 3.2 or (ii) option award agreements or other evidence of cancellation of Company Options pursuant to Section 3.6. In lieu of any such fractional share, each holder of Company Common Stock or Company Options who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of (i) Certificates for exchange pursuant to Sections 3.1(b) and 3.2, or (ii) option award agreements or other evidence of cancellation of Company Options pursuant to Section 3.6 shall be paid upon such surrender, cash (without interest) in an amount equal to such fractional interest multiplied by the Final Price (or the Base Price, if the Final Price is lower than the Base Price) plus an amount equal to such fractional interest multiplied by the Per Share Cash Consideration. As soon as practicable after the determination of the amount of cash to be paid to former stockholders or option holders of the Company in lieu of any fractional interests, Parent shall make available to the Exchange Agent, which shall in turn make available in accordance with this Merger Agreement, such amounts to such former stockholders and option holders.

     Section 3.6.  Stock Options.
                   -------------

     Prior to the Effective Date, the Company shall use its best efforts to cause the holders of each unexpired and unexercised option (each a "Company Option") under the Company's 1985 Incentive Stock Option Plan (the "Stock Option Plan") to exercise such options. At the Effective Date, Parent shall issue to holders of any unexercised Company Options an option (each a "Parent Option") under Parent's employee stock option plan to purchase a number of shares of Parent Common Stock equal to the Exchange Rate (as defined in Section 3.1(b)) for the number of shares of the Company Common Stock that could have been purchased under the Company Option, at a price per share of Parent Common Stock equal to the option exercise price determined pursuant to the Company Option divided by the Exchange Rate. Parent shall, from and after the Effective Date, reserve and make available for issuance upon exercise of Parent Options all shares of Parent Common Stock covered thereby and amend its Registration Statement on Form S-8, such amendment to be declared effective within twenty
(20) days after the Effective Date, or file a new Form S-8 within twenty (20) days after the Effective Date, to cover the additional shares of Parent Common Stock subject to the Parent Options granted in replacement of the Company Options and shall use reasonable efforts to cause such shares to be listed on Nasdaq National Market.

     Section 3.7.  Stockholder Approval.  The Company shall take all action
                   --------------------
necessary, in accordance with applicable law and its Articles of Incorporation and By-laws, to convene a special meeting of the holders of Company Common Stock (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action upon this Merger Agreement. Subject to Section 6.2, the Board of Directors of the Company will recommend that holders of Company Common Stock vote in favor of the approval of the Merger and the adoption of this Merger Agreement at the Company Meeting.

     Section 3.8.  Closing of the Company's Transfer Books.  At the Effective
                   ---------------------------------------
Date, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for Parent Common Stock and/or cash as provided in Sections 3.1(a), 3.2, 3.3, 3.4 and 3.5.

     Section 3.9.  Assistance in Consummation of the Merger.  Parent and the
                   ----------------------------------------
Company shall provide all reasonable assistance to and shall cooperate with, each other to bring about the consummation of the Merger as soon as practicable in accordance with the terms and conditions of this Merger Agreement. Parent shall cause Merger Sub to perform all of its obligations in connection with this Merger Agreement.

     Section 3.10.  Closing.  The closing of the transactions contemplated by
                    -------
this Merger Agreement shall take place at the offices of Ballard Spahr Andrews & Ingersoll,1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103-7599, at 10:00 A.M. local time on the day which is five business days after the day on which the last of the conditions set forth in Article VIII (other than those requiring an exchange of certificates, or other documents, or the taking of other action, at the Closing) is fulfilled or waived or (ii) at such other time and place as Parent and the Company shall agree in writing.

                                 ARTICLE IV

                    Representations and Warranties of Parent


Parent represents and warrants to, and agrees with, the Company as follows:

          Section 4.1.  Organization and Qualification.  Parent is a corporation
                        ------------------------------
duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Parent shall use its best efforts to cause Merger Sub to be, as of the Effective Date, a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont. Parent has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or currently proposed to be conducted. Parent shall use its best efforts to cause Merger Sub to have, as of the Effective Date, the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it will then be conducted or then be proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the business, properties, assets, condition (financial or otherwise), liabilities or operations of Parent and its subsidiaries taken as a whole (a "Parent Material Adverse Effect). Parent shall use its best efforts to cause Merger Sub not to have engaged, as of the Effective Date, in any business (other than certain organizational matters and matters relating to this Merger Agreement) since the date of its incorporation. Complete and correct copies as of the date hereof of the Articles of Incorporation and By-laws of Parent have been provided to the Company and complete and correct copies as of the date hereof of the Articles of Incorporation and By-laws of Merger Sub shall have been provided to the Company prior to the Effective Date.

     Section 4.2.  Capitalization.
                   --------------

     (a) As of the date hereof, the authorized capital stock of Parent consists of 10,000,000 shares of Parent Common Stock and 5,000,000 shares of Preferred Stock, $1.00 par value ("Parent Preferred Stock"). As of December 31, 1995, there were: (i) 6,971,283 shares of Parent Common Stock validly issued and outstanding (all of which are fully paid and nonassessable), and (ii) no shares of Parent Preferred Stock validly issued and outstanding. As of the date hereof, except for 396,015 shares, there are no options, warrants, calls or other rights, agreements or commitments presently outstanding obligating Parent to issue, deliver or sell shares of its capital stock, or obligating Parent to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. All of the shares of Parent Common Stock issuable in accordance with this Merger Agreement in exchange for Company Common Stock or Company Options at the Effective Date will be, when so issued, duly authorized, validly issued, fully paid and nonassessable. Parent has not issued any securities in violation of any preemptive or similar rights. Except as set forth in this Section 4.2(a), and as of the date hereof, there are no options, warrants, calls, rights or other securities, agreements or commitments of any character obligating Parent to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. Parent shall use its best efforts to cause all of the shares of issued outstanding Merger Sub Common Stock to be owned by Parent.

          Parent shall use its best efforts to cause Merger Sub not to have any plan or intention to issue shares of stock that would result in Parent losing "control" of Merger Sub within the meaning of Section 368(c)(1) of the Code.

     (b) Parent shall use its best efforts to cause, as of the Effective Date, all of the issued and outstanding shares of Merger Sub common stock to be validly issued and outstanding, fully paid and nonassessable. Parent shall use its best efforts to cause, as of the Effective Date, Merger Sub not to have issued any securities in violation of any preemptive or similar rights, and Parent shall use its best efforts to cause Merger Sub not to issue any options, warrants, calls, rights or other securities, agreements or commitments of any character obligating Merger Sub to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment.

     Section 4.3.  Authority Relative to this Merger Agreement.
                   -------------------------------------------

     (a) Parent has the corporate power to enter into this Merger Agreement and the agreements contemplated hereby and to carry out its obligations hereunder and thereunder. The execution and delivery of this Merger Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent. Parent shall use its best efforts to cause the Board of Directors of Merger Sub to duly authorize, as of the Effective Date, the agreements contemplated hereby and the consummation of the transactions contemplated hereby. This Merger Agreement constitutes a valid and binding obligation of Parent and is enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No other corporate proceedings on the part of Parent are necessary to authorize this Merger Agreement and the transactions contemplated hereby, except for proceedings by Parent to become the sole stockholder of Merger Sub.

     (b) The execution, delivery and performance of this Merger Agreement by Parent and the consummation by Parent of the transactions contemplated hereby do not and will not: (i) conflict with or violate the Articles of Incorporation or By-laws of Parent; (ii) violate or conflict with any permit, order, license, decree, judgment, statute, law, ordinance, rule or regulation applicable to Parent or by which any of its properties are bound or affected, or (iii) result in any breach or violation of, or constitute a default (with or without notice or lapse of time or both) under, or give to others any rights of termination, cancellation or acceleration of, or result in the creation of any lien or encumbrance on any of the properties or assets of Parent pursuant to, any note, bond, mortgage, indenture or other loan document, contract, agreement, lease, instrument or franchise to which Parent or any of its properties are bound or affected other than: (A) any breaches, violations, conflicts, defaults, terminations, cancellations, accelerations, liens or encumbrances referred to in subparagraphs (ii) and (iii) of this Section 4.3(b) which would not, individually or in the aggregate, have a Parent

          Material Adverse Effect or prevent the consummation of the transactions contemplated hereby, and (B) the laws and regulations referred to in subparagraph (d) of this Section 4.3.

     (c) Parent shall use its best efforts to cause the consummation by Merger Sub of the transactions contemplated hereby not to: (i) conflict with or violate the Articles of Incorporation or By-laws of Merger Sub;
          (ii) violate or conflict with any permit, order, license, decree, judgment, statute, law, ordinance, rule or regulation applicable to Merger Sub or by which any of its properties are bound or affected, or
          (iii) result in any breach or violation of, or constitute a default (with or without notice or lapse of time or both) under, or give to others any rights of termination, cancellation or acceleration of, or result in the creation of any lien or encumbrance on any of the properties or assets of Merger Sub pursuant to, any note, bond, mortgage, indenture or other loan document, contract, agreement, lease, instrument or franchise to which Merger Sub or any of its properties are bound or affected other than: (A) any breaches, violations, conflicts, defaults, terminations, cancellations, accelerations, liens or encumbrances referred to in subparagraphs (ii) and (iii) of this Section 4.3(c) which would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent the consummation of the transactions contemplated hereby, and (B) the laws and regulations referred to in subparagraph (d) of this Section 4.3.

     (d) Except as referred to herein or, in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the corporation, securities or Blue Sky laws or regulations of the various states, and Applicable Insurance Laws (as defined in Section 5.8) including, without limitation, 8 V.S.A. Sections 3431(a) and 3683, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Parent, and Parent shall use its best efforts to ensure that consummation by Merger Sub, of the Merger or the other transactions contemplated by this Merger Agreement, other than filings, registrations, authorizations, consents or approvals which if not obtained or made would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

     Section 4.4.  Statutory Reports and Financial Statements.
                   ------------------------------------------

     (a) Parent has made, and will prior to the Effective Date make, available to the Company true, complete and correct copies of its consolidated Annual Statements as filed with the regulatory authorities in Pennsylvania and any other state in which such statements are required to be filed for the three years ended December 31, 1993, December 31, 1994 and December 31, 1995. The consolidated balance sheets of Parent and its subsidiaries included therein as of December 31, 1995, and the related summaries of operations and statement of cash flows for the year then ended, included in the Annual Statements of Parent and its subsidiaries for the year then ended, were prepared in all material respects in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authorities ("Statutory Accounting Principles") consistently applied for the periods covered thereby, were prepared in accordance with the books and records of Parent and its subsidiaries and present fairly in all material respects the consolidated statutory financial position of Parent and its subsidiaries as at the date thereof and the consolidated statutory results of operations of Parent and its subsidiaries and other data contained therein for the period then ended. The consolidated balance sheets of Parent and its subsidiaries included therein in respect of any period ending after December 31, 1995, and the related summaries of operations and statements of cash flows for the periods then ended included in the Quarterly Statements, were prepared in conformity with Statutory Accounting Principles applicable to interim financial statements consistently applied during the periods involved, subject to normal year-end adjustments, and fairly present in all material respects the consolidated statutory financial position of Parent and its subsidiaries at the respective dates and the consolidated results of operations of Parent and its subsidiaries for the periods then ended.

     (b)  Parent has furnished the Company with true and complete copies of its:
          (i) Annual Reports on Form 10-K for the three fiscal years ended December 31, 1992, December 31, 1993 and December 31, 1994, as filed with the Securities and Exchange Commission (the "Commission"); (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, as filed with the Commission;
          (iii) proxy statements related to all meetings of its shareholders (whether annual or special) since December 31, 1993, and (iv) all other reports or registration statements filed by Parent with the Commission since December 31, 1994, except registration statements on Form S-8, in each case relating to employee benefit plans (the documents described in clauses (i) through (iv) being referred to herein collectively as the "Parent SEC Reports"). As of their respective filing dates, the Parent SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Parent SEC Reports. As of their respective filing dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, and the financial statements included in the Parent SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of Parent as at the dates thereof and the results of its operations and changes in financial position for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein.

     Section 4.5.  Absence of Certain Changes or Events.  Except as disclosed in
                   ------------------------------------
the Parent SEC Reports, since September 30, 1995, there has not been: (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which would, individually or in the aggregate, have a Parent Material Adverse Effect (other than as a result of changes in laws or regulations of general applicability or changes in general economic or market conditions); (ii) any damage, destruction or loss, whether or not covered by insurance, which, insofar as reasonably can be foreseen, in the future would, individually or in the aggregate, have a Parent Material Adverse Effect, or (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Parent other than regular quarterly dividends.

     Section 4.6   Availability of Sufficient Funds.  Parent has or will have at
                   --------------------------------
the Effective Date sufficient funds available to consummate the transactions contemplated hereby.

     Section 4.7.  Financial Advisor.  No broker, finder or investment banker is
                   -----------------
entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of Parent.

     Section 4.8.  Principal Office.  Parent intends to cause the principal
                   ----------------
office of the Surviving Corporation to remain in Colchester, Vermont.

     Section 4.9.  No Liquidation of Company.  Parent has no plan or intention
                   -------------------------
to liquidate the Company, to merge the Company with or into another corporation, to sell or otherwise dispose of the stock of the Company except for transfers of stock to corporations controlled by Parent or to cause the Company to sell or otherwise dispose of any of its assets or any of the assets acquired from Merger Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Company.

     Section 4.10.  No Liabilities.  Following the Merger, the Company will
                    --------------
continue its historic business or use a significant portion of its historic business assets in a business.

     Section 4.11.  No Ownership of Company Stock.  Parent does not own nor has
                    -----------------------------
it owned during the past five years, any shares of stock of the Company.


                                   ARTICLE V

                 Representations and Warranties of the Company

     Except as set forth in the Disclosure Schedule identified as such and dated the date hereof (the "Company Disclosure Schedule"), the Company represents and warrants to Parent as follows:

     Section 5.1.  Organization and Qualification.  The Company is a corporation
                   ------------------------------
duly organized, validly existing and in good standing under the laws of the State of Vermont and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or currently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of such activities make such qualification necessary except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect on the business, properties, assets, condition (financial or otherwise), liabilities or operations of the Company taken as a whole (a "Company Material Adverse Effect"). Complete and correct copies as of the date hereof of the Articles of Incorporation and By-laws of the Company have been provided to Parent.

     Section 5.2.  Capitalization.  The authorized capital stock of the Company
                   --------------
consists of 1,000,000 shares of Company Common Stock, $3.00 par value. There are (i) 549,095 shares of Company Common Stock validly issued and outstanding (all of which are fully paid and nonassessable), and (ii) 1,000 shares of Company Common Stock reserved for issuance under the 1985 Plan. Except as set forth on Section 5.2 of the Company Disclosure Schedule, there are no options, warrants, calls or other rights, agreements or commitments presently outstanding obligating the Company to issue, deliver or sell shares of its capital stock, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. There are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company's stockholders may vote that are issued or outstanding.
The Company has not issued any securities in violation of any preemptive or similar rights and, except for the Company Options, there are no options, warrants, calls, rights or other securities, agreements or commitments of any character obligating or committing the Company to issue, deliver or sell shares of its capital stock or debt securities, or obligating the Company to grant, extend or enter into any such option. warrant, call or other such right, agreement or commitment.

     Section 5.3.  Subsidiaries. The Company has no subsidiaries or other
                   ------------
corporations in which it holds more than ten (10%) percent of the issued and outstanding shares of capital stock.

     Section 5.4.  Authority Relative to this Merger Agreement.  The Company has
                   -------------------------------------------
the corporate power to enter into this Merger Agreement and, subject to the requisite approval of this Merger Agreement by the holders of Company Common Stock, to carry out its obligations hereunder. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors. This Merger Agreement constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the requisite approval of the holders of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize this Merger Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Merger Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate the Articles of Incorporation or By-laws of the Company; (ii) violate or conflict with any permit, order, license, decree, judgment, statute, law, ordinance, rule or regulation applicable to the Company or by which any of its properties are bound or affected, or (iii) result in any breach or violation of, or constitute a default (with or without notice or lapse of time or both) under, or give to others any rights of termination, cancellation or acceleration of, or result in the creation of any lien or encumbrance on any of the properties or assets of the Company pursuant to any note, bond, mortgage, indenture or other loan document, contract, agreement, lease instrument or franchise to which the Company or its properties is bound or affected other than: (A) any breaches, violations, defaults, terminations, cancellations, accelerations, liens or encumbrances which would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby, and (B) the laws and regulations referred to in the next sentence. Except as referred to herein or, in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, the corporation, securities or Blue Sky laws or regulations of the various states, and Applicable Insurance Laws including, without limitation, 8 V.S.A. Sections 3431(a) and 3683, and other similar requirements in states in which the Company is licensed as an insurance company or agency, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the Merger or the other transactions contemplated hereby, other than filings, registrations, authorizations, consents or approvals which if not obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby and thereby.

     Section 5.5.  Reports and Financial Statements.
                   --------------------------------

     (a) The Company has made, and will prior to the Effective Date make, available to Parent true, complete and correct copies of the Annual Statements of the Company as filed with the insurance regulatory authorities in Vermont and any other state in which such statements are required to be filed for the three years ended December 31, 1993, December 31, 1994 and December 31, 1995. The balance sheets of the Company as of December 31, 1995, and the related summaries of operations and statement of cash flows for the year then ended, included in the Annual Statements of the Company for the year then ended, were prepared in all material respects in conformity with Statutory Accounting Principles consistently applied for the period covered thereby, were prepared in accordance with the books and records of the Company, as the case may be, and present fairly in all material respects the statutory financial position of the Company, as the case may be, as at the date thereof and the statutory results of operations of the Company, as the case may be, and other data contained therein for the period then ended. The balance sheets of the Company in respect of any period ending after December 31, 1995, and the related summaries of operations and statements of cash flows for the periods then ended included in the Quarterly Statements, were prepared in conformity with Statutory Accounting Principles applicable to interim financial statements consistently applied during the periods involved, subject to normal year-end adjustments, and fairly present in all material respects their respective statutory financial positions at the respective dates and the results of the Company's respective operations for the periods then ended.

     (b) The Company has previously furnished Parent with true and complete copies of its (i) Annual Reports on Form 10-KSB for the three fiscal years ended December 31, 1992, December 31, 1993 and December 31, 1994, as filed with the Commission; (ii) Quarterly Reports an Form 10-QSB for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, as filed with the Commission; (iii) proxy statements related to all meetings of its stockholders (whether annual or special) since December 31, 1993, and (iv) all other reports or registration statements filed by the Company with the Commission since December 31, 1994, except registration statements on Form S-8, which are all the documents (other than preliminary material) that the Company was required to file with the Commission since that date (the documents described in clauses (i) through (iv) being referred to herein collectively as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Company SEC Reports. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports comply as to form with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto and the financial statements included in the Company SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company as at the dates thereof and the results of their operations and changes in financial position for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein.

     Section 5.6.  Absence of Certain Changes or Events.  Except as disclosed in
                   ------------------------------------
the Company SEC Reports or as contemplated by this Merger Agreement, since September 30, 1995, there has not been: (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate having, or likely to have, or which, with or without notice or lapse of time or both, would have, a Company Material Adverse Effect (other than as a result of changes in laws or regulations of general applicability or changes in general economic or market conditions); (ii) any damage, destruction or loss, whether or not covered by insurance, which, insofar as reasonably can be foreseen, in the future would have a Company Material Adverse Effect; (iii) any entry into any commitment or transaction material to the Company taken as a whole (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice, or (iv) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company. Since September 30, 1995, the Company has not made any change in its underwriting, reserves, or claims adjustment practices which, individually or in the aggregate, would have a Company Material Adverse Effect. The Company is not aware of any fact or facts which, with or without notice or lapse of time or both, would, individually or in the aggregate, result in a Company Material Adverse Effect.

     Section 5.7.  Litigation.  There are no claims, suits, actions or
                   ----------
proceedings pending or, to the knowledge of the Company threatened, against or affecting the Company, which, individually or in the aggregate could have a Company Material Adverse Effect.

     Section 5.8.  Loss Reserves; Statutory Capital.  The reserves of the
                   --------------------------------
Company including, but not limited to, the reserves for incurred losses, incurred loss adjustment expenses, incurred but not reported losses and loss adjustment expenses for incurred but not reported losses (the "Loss Reserves") as set forth in the audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports were determined in good faith by the Company in accordance with generally accepted accounting principles and were believed by the Company to be reasonable when made. The Loss Reserves attributable to the Company's insurance business, including without limitation reserve and other liability amounts in respect of insurance policies, whether direct or assumed by reinsurance, established or reflected in the respective statutory annual statements for the three years ended December 31, 1994, of the Company were determined in accordance with generally accepted actuarial standards consistently applied and are in compliance, in all material respects, with the requirements of the insurance laws, rules and regulations of Vermont as well as those of any other applicable jurisdictions (collectively, "Applicable Insurance Laws"). To the Company's knowledge, the Loss Reserves were adequate to cover the total amount of all matured and unmatured liabilities and obligations of the Company under all their respective outstanding insurance policies, funding agreements and annuity, guaranteed interest, reinsurance, coinsurance and other similar contracts at September 30, 1995. The Company owns assets that qualify as admitted assets under Applicable Insurance Laws in an amount at least equal to the sum of all such reserves and liability amounts and its minimum statutory capital and surplus as required by the insurance laws, rules and regulations of Vermont or, to the extent material to the Company, any other jurisdiction.

     Section 5.9.  Reinsurance.  None of the reinsurance treaties and contracts
                   -----------
applicable to the Company (individually, a "Reinsurance Agreement" and collectively, the "Reinsurance Agreements") will terminate because of a change in control of the Company. No other party to any Reinsurance Agreement has given notice to the Company that it intends to terminate or cancel any such Reinsurance Agreement as a result of the Merger or the contemplated operations of the Company after the Merger is consummated, which termination or change could have a Company Material Adverse Effect.

     Section 5.10.  Compliance with Applicable Laws.  The business of the
                    -------------------------------
Company is not being conducted in violation of any law, ordinance or regulation of any legislative, executive, judicial, federal, state or local governmental or regulatory agency or authority in the United States or any other jurisdiction ("Governmental Entities"), except where such violation would not have a Company Material Adverse Effect. Other than routine periodic reviews, no investigation or review by any Governmental Entity with respect to the Company is pending, nor has any Governmental Entity indicated to the Company an intention to conduct the same.

     Section 5.11.  Liabilities.  The Company does not have any material
                    -----------
indebtedness or liability, absolute, accrued, contingent or otherwise, whether due or to become due (and there is no basis for any such liability), which is not shown or provided for in the audited financial statements included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 (the "1994 Financial Statements") other than liabilities incurred or accrued in the ordinary course of business and consistent with past practice since December 31, 1994.

     Section 5.12.  Written Insurance Policies; Regulatory Filings.
                    ----------------------------------------------

     (a) All policies and contracts of insurance and reinsurance entered into or issued, as the case may be, by the Company or which are being entered into or issued by the Company as of the date hereof, are in compliance, and at the respective dates of issuance were in compliance, with all applicable laws and, to the extent required under applicable law, are on forms approved by the appropriate Governmental Entities in the jurisdictions where issued or have been filed with and not objected to by such Governmental Entity within the period provided for objection. Any premium rates with respect to insurance or reinsurance policies or contracts currently issued by the Company which are required to be filed with or approved by any Governmental Entity have been so filed or approved in accordance with applicable law, and the premiums charged thereon conform thereto. The Company shall not be deemed to have breached all or any portion of this
          Section 5.12 unless such breach or breaches, individually, or in the aggregate, would result in a Company Material Adverse Effect.

     (b) Each Reinsurance Agreement to which the Company is a party is valid and binding on the Company and, to the knowledge of the Company, in full force and effect in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which the enforcement of any proceeding therefor may be brought. To the knowledge of the Company, it is not in default in any material respect with respect to any such Reinsurance Agreement, and no such Reinsurance Agreement contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Merger Agreement, or contains any other provision which would be altered or otherwise become applicable by reason of such transactions.

     Section 5.13.  Agents.  As of the date hereof, the Company is unaware of
                    ------
any Agent which is not duly licensed (to the extent that such licenses are required) in the jurisdictions in which the Agent places or sells insurance on behalf of the Company and each Agent is duly authorized and appointed by the Company pursuant to Applicable Insurance Laws. To the best knowledge of the Company, all written contracts or agreements between any Agent, on one hand, and the Company, on the other hand, are in compliance with Applicable Insurance Laws. The Company shall not be deemed to have breached all or any portion of this Section 5.13 unless such breach or breaches, individually or in the aggregate, would result in a Company Material Adverse Effect.

     Section 5.14.  Taxes.
                    -----

     (a) The Company has timely filed all tax returns required to be filed by it and has paid, or has set up an adequate reserve for the payment of, all taxes attributable to all periods ending on or before the date hereof, other than nonpayments which would not have a Company Material Adverse Effect. The information shown on such tax returns is true, accurate and complete, and the Company is not aware of any basis upon which any assessment for any additional taxes could be made, other than assessments that would not have a Company Material Adverse Effect. All positions taken in such tax returns that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 have been disclosed therein or the Company has substantial authority for taking such positions. No deficiencies for any taxes have been proposed, asserted or assessed against the Company that have not been finally settled or paid in full. Neither the Company nor any of its present or former subsidiaries (A) has been a member of an "affiliated group" filing a consolidated federal income tax return or (B) has any liability for the taxes of any person under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. For the purposes of this Merger Agreement, the term "tax" shall include all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), estimated taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, capital stock or franchise taxes, gross receipts taxes, taxes imposed on premiums paid, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which a corporation may be required to pay, withhold or collect.

     (b) There are no waivers or extensions of any applicable statute of limitations for the assessment or collection of such taxes with respect to the Company's returns, which waivers or extensions are currently in effect. The Company has not received notice of any actions, suits, proceedings, investigations, audits, claims or assessments in connection with any taxes that are presently pending.

     (c) The Company has not received a Tax Ruling or entered into a Tax Closing Agreement with any taxing authority that would have a continuing material effect after the Effective Date. For purposes of the preceding sentence, the term "Tax Ruling" shall mean a written ruling of a taxing authority relating to taxes, and the term "Tax Closing Agreement" shall mean a written agreement with a taxing authority relating to taxes,

     (d) The Company is not required to make any adjustment pursuant to Section 481 of the Code by reason of a change in accounting method or otherwise.

     (e) There are no liens, pledges, security interests or mortgages for taxes (other than for taxes not yet due and payable) upon the assets of the Company.

     (f) The Company is not a party to any agreement providing for the allocation or sharing of taxes with any entity.

     (g) The Company has not entered into any compensatory agreements with respect to the performance of services for which payment thereunder would result in a nondeductible expense to Company pursuant to Section 280G of the Code.

     Section 5.15.  Certain Agreements.  The Company is not a party to any
                    ------------------
material oral or written: (i) agreement, contract, indenture or other instrument relating to indebtedness, or (ii) agreement which, after giving effect to the transactions contemplated by this Merger Agreement, purports to restrict or bind Parent or any of its subsidiaries, other than the Surviving Corporation, in any respect. The Company is not in default (or in default with notice or lapse of time, or both) under any indenture, note, credit agreement, loan document, lease, license or other agreement including, but not limited to, any Company Benefit Plan (as defined in Section 5.21), whether or not such default has been waived, which default has or would have, if not waived, a Company Material Adverse Effect.

     Section 5.16.  Premium Balances Receivable.  The premium balances
                    ---------------------------
receivable of the Company as reflected in its September 30, 1995 Quarterly Financial Statements, to the extent uncollected on the date hereof, and the premium balances receivable reflected on the books of the Company as of the date hereof, are, to the Company's knowledge, valid and existing and represent monies due, and the Company has made reserves reasonably considered adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) are subject to no material refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any material amount thereof.

     Section 5.17.  Investment Portfolio and Other Assets.  The Company owns an
                    -------------------------------------
investment portfolio acquired in the ordinary course of business, and a true and complete list of the securities and other investments in such investment portfolio, as of December 31, 1995, is listed in Section 5.17 of the Company Disclosure Schedule. As of the date hereof, to the Company's knowledge: (i) none of the investments included in such investment portfolio is in default in the payment of principal or interest or dividends or impaired to any extent, and
(ii) all investments included in such investment portfolio comply with all insurance laws and regulations of each of the states to which the Company is subject relating thereto.

     Section 5.18.  Intellectual Property.  All Intellectual Property, as
                    ---------------------
defined below, listed is owned by the Company free and clear of all liens, claims, licenses or other encumbrances and is not known by the Company to be the subject of any challenge. There are no unresolved claims made and there has not been communicated to the Company the threat of any claim that the holder of such Intellectual Property is in violation or infringement of any trademark, service mark, patent, trade name, copyright, trade secret or copyright registration of any other person. The Company is the owner of the patents, patent licenses, trade names, trademarks, service marks, trade secrets, pending trademark applications, pending copyright applications, copyrights, know-how and other proprietary rights necessary for the conduct of its business as now conducted, and without any known conflict with the rights of others. For purposes of this Merger Agreement, "Intellectual Property" shall mean all letters patent, patent applications, trademarks, service marks, trade names, copyrights, pending trademark applications, pending copyright applications and licenses and rights with respect to the foregoing that the Company owns or possesses.

     Section 5.19.  Licenses.  The Company has obtained all licenses,
                    --------
certificates of authority, permits, authorizations, orders and approvals of, and have made all registrations or filings with, all Governmental Entities as required in connection with the conduct of the businesses of the Company other than licenses, certificates, permits, authorizations, orders, approvals, registrations or filings which if not obtained or made would not have a Company Material Adverse Effect (collectively, the "Licenses"). Section 5.19 of the Company Disclosure Schedule sets forth a true and complete list of the Company's Licenses (including the jurisdictions in which the Company possesses Licenses or other approvals to conduct its insurance businesses) together with a description of the nature thereof. The Company is not transacting any insurance business in any jurisdiction in which it is not authorized or permitted to transact such business. All Licenses are valid and in full force and effect. No such License is the subject of a proceeding for suspension or revocation or similar proceedings, and to the Company's knowledge no such proceeding is threatened.

     Section 5.20.  Intercompany and Affiliate Transactions; Insider Interests.
                    ----------------------------------------------------------

     (a) Except as otherwise disclosed in the Company SEC Reports, Section 5.20 of the Company Disclosure Schedule lists all intercompany agreements or arrangements of any kind between or among the Company on the one hand, and the Company's officers, directors or stockholders owning more than 5% of Company Common Stock, on the other hand.

     (b) Except as otherwise disclosed in the Company SEC Reports, to the knowledge of the Company, none of the Company's officers or directors has any direct or indirect interest, either by way of stock ownership or otherwise, in any firm, corporation, association or business enterprise, which competes with the Company, is a supplier, client, customer, agent or broker of the Company, or is otherwise engaged in the business engaged in by the Company. Ownership of capital stock listed on a national securities exchange or traded in the over-the-counter market of any corporation shall not be deemed a violation of this Section, provided the owner thereof and his affiliates do not own more than an aggregate of ten percent of the capital stock of such corporation.

     Section 5.21.  Employee Benefit Plans.  Section 5.21 of the Company
                    ----------------------
Disclosure Schedule lists all employee benefit or compensation plans, agreements or arrangements, of any kind whatsoever, including "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"), and including, but not limited to, plans, agreements or arrangements relating to former employees, maintained, contributed to, or sponsored by the Company (together, the "Company Benefit Plans"). Except to the extent that a breach of the following representations would not, in the aggregate, have a Company Material Adverse Effect: (a) the consummation of the Merger does not trigger any payment obligations (contingent or otherwise) by, or increase any liabilities of, the Company under any Company Benefit Plan; (b) no default exists with respect to the obligations of the Company under any Company Benefit Plan; (c) there have been no disputes or grievances subject to any grievance procedure, unfair labor practice proceedings, arbitration or litigation under any Company Benefit Plan, which have not been finally resolved, settled or otherwise disposed of, nor is there any default, or any condition which, with notice or lapse of time or both, would constitute such a default, under any Company Benefit

Plan, by the Company or any other party thereto, and (d) there have been no strikes, lockouts or work stoppages, slowdowns, jurisdictional disputes or organizing activity occurring or threatened with respect to the business or operations of the Company. All Company Benefit Plans have been administered in accordance, and are in compliance, with all applicable provisions of ERISA, the Code and other applicable law.

     Section 5.22.  ERISA.  Each of the Company Benefit Plans which is intended
                    -----
to meet the requirements of Section 401(a) of the Code has been determined by the Internal Revenue Service to be "qualified" within the meaning of such section of the Code, and the Company knows of no fact which would have an adverse effect on the qualified status of such plans. There are not now, nor have there been, any non-exempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving the Company Benefit Plans which could subject the Company, Parent or the Surviving Corporation to any liability under Title I of ERISA or to any penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. The Company has never maintained, sponsored, or contributed to any plan subject to Title IV of ERISA, and the Company, has not otherwise incurred any liability under Title IV of ERISA.

     Section 5.23.  Officers, Directors and Employees.  Except as otherwise
                    ---------------------------------
disclosed in the Company SEC Reports, Section 5.23 of the Company Disclosure Schedule sets forth the names of and total cash compensation paid by the Company to (a) the Company's officers and directors, and (b) each other employee whose salary for the fiscal year ended December 31, 1995, equaled or exceeded $50,000 or who received or has accrued in respect of such period a cash bonus equal to or in excess of $10,000 or who will receive a salary for the fiscal year ended December 31, 1995 equal to or in excess of $50,000.

     Section 5.24.  Company Action.  The Board of Directors of the Company (at a
                    --------------
meeting duly called and held at which a quorum was present) has by the requisite vote of all directors present (i) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (ii) approved the merger in accordance with the provisions of Section 11.03 of the VBCA, and (iii) recommended the approval of this Merger Agreement and the Merger by the stockholders of the Company and directed that the Merger be submitted for consideration by its stockholders.

     Section 5.25.  Pending Claims.  Section 5.25 of the Company Disclosure
                    --------------
Schedule lists all pending claims arising from insurance or reinsurance policies issued by the Company for which, as of the date hereof, amounts reserved by the Company exceed $50,000.

     Section 5.26.  Insurance for the Benefit of the Company.  The Company has,
                    ----------------------------------------
and will make provision through the Effective Date for, usual insurance coverage on its property and assets customary for businesses similar to the Company and consistent with past practice.

     Section 5.27.  Title to Assets; Liens.  The Company has good and marketable
                    ----------------------
title to all of its respective premium balances receivable, property, equipment and other assets, and such assets are free and clear of any mortgages, liens, charges, encumbrances or title defects which would materially interfere with the conduct of the business of the Company. To the knowledge of the Company, after due inquiry, the Company has valid and enforceable leases for the premises and the equipment, furniture and fixtures purported to be leased by it.

     Section 5.28.  Ability to Conduct Business.  The Company is unaware of any
                    ---------------------------
fact, other than circumstances, matters or events attributable, directly or indirectly, to Parent which, with or without the passage of time, would prevent Parent from conducting the business of the Company substantially as it is currently being conducted, except as otherwise contemplated hereby and except with respect to regulatory notices, filings and applications that Parent is required to make in connection with the consummation of the transactions contemplated hereby and with such other exceptions as would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 5.29.  Financial Advisor.  Except for Advest, Inc. ("Advest"), no
                    -----------------
broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of the Company, and the fees and commissions payable to Advest as contemplated by this Section will be payable by the Company.

     Section 5.30.  Fairness Opinion.  The Company has received the opinion of
                    ----------------
Advest, financial advisor to the Company, dated the date hereof, to the effect that the Exchange consideration is fair to the holders of Company Common Stock from a financial point of view. The Company will deliver a copy of the written opinion of Advest to Parent promptly after receipt thereof.

     Section 5.31.  Disclosure.  The representations and warranties of the
                    ----------
Company in this Merger Agreement, modified by the Disclosure Schedule, to the Company's knowledge, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein not misleading.

                                   ARTICLE VI

                     Conduct of Business Pending the Merger

     Section 6.1.  Conduct of Business by the Company Pending the Merger.  Prior
                   -----------------------------------------------------
to the Effective Date, unless Parent shall otherwise agree in writing:

     (a) The Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall use its reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. The Company shall: (A) maintain insurance coverage on its own property and assets and its books, accounts and records in the usual manner consistent with prior practices; (B) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to the Company; (C) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and (D) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which any of them is bound.

     (b)  Except as required by this Merger Agreement, the Company shall not:
          (A) amend its Articles of Incorporation or By-laws; (B) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property or extend any credit to any officer, director or stockholder; or (C) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company Common Stock.

     (c) Except as required by this Merger Agreement, the Company shall not (A) issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, any indebtedness or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock other than issuances of Company Common Stock pursuant to the exercise of Company Options outstanding on the date hereof; (B) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets involving expenditures or proceeds in an amount, individually or in the aggregate, greater than $50,000;
          (C) assume, incur or guarantee additional indebtedness; (D) enter into any contract or commitment of any kind material, individually or in the aggregate, to the Company other than in the ordinary course of business and consistent with past practice, or permit or suffer to be canceled any contract material, individually or in the aggregate, to the Company; (E) encumber or grant a security interest in any material asset; (F) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (G) decrease any cash reserve or any bulk reserve other than in the ordinary course of business; (H) make any change in the underwriting, reserves or claims adjustment practices which would have a Company Material Adverse Effect; or (I) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

     (d) The Company shall not, except as required to comply with applicable law and except as provided in Section 3.6 hereof or elsewhere in this Merger Agreement: (A) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other Company Benefit Plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee; (B) increase in any manner the compensation or fringe benefits of any officer or employee; (C) pay any benefit not provided under any existing plan or arrangement heretofore disclosed to Parent; (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including, without limitation, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder); (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company

          Benefit Plan other than in the ordinary course of business consistent with past practice or as required thereunder, or (F) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing.

     (e) The Company shall not take any action with respect to accounting policies or procedures other than reasonable and usual actions in the ordinary course and consistent with past practice.

     Section 6.2.  No Solicitation.  The Company shall not, directly or
                   ---------------
indirectly, (i) take (nor shall the Company authorize or permit officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates to take) any action to encourage, solicit or initiate the submission of any Acquisition Proposal (as defined in this Section 6.2), or (ii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, neither the provisions contained in this Section 6.2 or elsewhere in this Merger Agreement shall prohibit the Board of Directors of the Company from: (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide written proposal to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if the Board of Directors of the Company determines in good faith, based as to legal matters on the written advice of counsel, that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law (the "Company Board Fiduciary Duties"), and (ii) complying with Rule 14e-2 of the Exchange Act with regard to any Acquisition Proposal, if applicable. "Acquisition Proposal" shall mean any proposed: (A) merger, consolidation or similar transaction involving the Company; (B) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of the Company representing 50% or more of the assets of the Company; (C) issue, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 50% or more of the voting power of the Company, or (D) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 50% or more of the outstanding Company Common Stock. In the event the Company shall determine to provide any information to or negotiate with a person or entity or receives any offer from such person or entity in connection with an Acquisition Proposal, Company shall immediately (i) provide Parent a copy of all information provided to the person or entity (ii) inform Parent that information is to be provided, that negotiations are to take place or that an offer has been received, as the case may be, and (iii) furnish to Parent the identity of the New Party and, if an offer has been received, a description of the material terms thereof.

     Section 6.3.  Notice of Breach.  Each party shall promptly give written
                   ----------------
notice to the other party upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any event which could cause or constitute a breach of any of its representations, warranties or covenants contained or referenced in this Merger Agreement or which could cause a Company Material Adverse Effect or a Parent Material Adverse Effect, and will use its best efforts to prevent or promptly remedy the same. No disclosure to, or investigation made by or on behalf of, any party hereto on or before the Effective Date shall affect or limit the representations, warranties and covenants of any party under this Merger Agreement.

                                  ARTICLE VII

                             Additional Agreements

     Section 7.1.  Access and Information.  The Company shall afford to Parent
                   ----------------------
and to Parent's accountants, counsel and other representatives, reasonable access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Date to all of its properties, books, contracts, commitments, records and personnel and, during such period, the Company shall furnish promptly to Parent all information concerning its business (including any applications or notifications made to or by any Governmental Entity), properties and personnel as Parent may reasonably request. In addition, the Company shall promptly deliver to Parent all regulatory reports that are filed with respect to the Company and any correspondence between the Company on the one hand and any state insurance regulatory agency on the other hand. Parent shall conduct itself at all times in such a manner so as not to be disruptive of the ordinary business activities of the Company. Parent shall hold, and shall cause its respective employees and agents to hold, in confidence all such information in accordance with the terms of the Confidentiality Agreement dated October 17, 1995 between Parent and the Company. Parent shall afford to the Company and to its accountants, counsel and other representatives the same access it would grant to a significant institutional investor provided Parent were acting reasonably. The Company shall hold, and shall cause its respective employees and agents to hold, in confidence all information obtained pursuant to such access.

     Section 7.2.  Registration Statement/Proxy Statement.
                   --------------------------------------

     (a) As promptly as practicable after the execution of this Merger Agreement, and following preparation of the Company's and the Parent's audited financial statements for the year ended December 31, 1995, the Company and Parent shall prepare and file with the Commission preliminary proxy materials which shall constitute the preliminary Proxy Statement (as defined in Section 7.7) and a preliminary prospectus with respect to the Parent Common Stock to be issued in connection with the Merger. As promptly as practicable after comments are received from the Commission with respect to the preliminary proxy materials and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall file with the Commission the definitive Proxy Statement and Parent shall file with the Commission the Registration Statement (as defined in Section 7.7) and Parent and the Company shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

     (b) Parent and the Company shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder, under applicable Blue Sky or similar securities laws, and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto.

     Section 7.3.  Stock Exchange Listing.  Parent shall list on the Nasdaq
                   ----------------------
National Market, upon official notice of issuance, the Parent Common Stock to be issued pursuant to the Merger.

     Section 7.4.  Consents, Approvals and Filings.  Parent and the Company
                   -------------------------------
shall make, and cause their subsidiaries and affiliates to make, all necessary filings with respect to the Merger and the other transactions contemplated hereby including, without limitation, those required under the HSR Act, the Securities Act and the Exchange Act and the rules and regulations thereunder, under applicable Blue Sky or similar securities laws and under Applicable Insurance Laws, and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto to (i) comply as promptly as practicable with all governmental requirements applicable to the Merger and the other transactions contemplated hereby, and (ii) obtain promptly all necessary permits, orders and other consents of Governmental Entities and consents of third parties necessary for the consummation of the Merger and the other transactions contemplated hereby.

     Section 7.5.  HSR Act.  The Company and Parent shall use, and shall cause
                   -------
their "ultimate parent entities" (if applicable) to use, their best efforts, if required, to file by April 15, 1996 notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Entity in connection with antitrust matters.

     Section 7.6.  Additional Agreements.
                   ---------------------

     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Merger Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings under the HSR Act and with all applicable Governmental Entities) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the appropriate vote of stockholders of the Company.

     (b) In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Merger Agreement, the proper officers and/or directors of Parent, the Company and the Surviving Corporation shall take all such necessary action.

     (c) Following the Effective Date, Parent shall conduct its business, and shall cause the Surviving Corporation to conduct its business, in a manner which would not jeopardize the characterization of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code. Parent will provide the Company with certain factualy representations of Parent, and Parent will use its best efforts to cause Merger Sub to provide the Company with certain factual representations of Merger Sub, reasonably requested by the Company as necessary to confirm that Parent and Merger Sub will not take any action on or after the Effective Date that would jeopardize the tax free nature of the transaction. Company will provide Parent and Merger Sub with certain factual representations of Company reasonably requested by parent as necessary to confirm that Company will not take any action on or after the Effective Date that would jeopardize the tax free nature of the transaction.

     Section 7.7.  Information in Disclosure Documents, Registration Statements,
                   -------------------------------------------------------------
Etc.  Parent and the Company agree that none of the information supplied by it
---
for inclusion in: (i) the Registration Statement to be filed with the Commission by Parent on Form S-4 under the Securities Act for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement"), and (ii) the prospectus/proxy statement of the Company and Parent (the "Proxy Statement") required to be mailed to the stockholders of the Company in connection with the Merger will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Meeting to be held in connection with the Merger, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent agrees that the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder. The Company agrees that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     Section 7.8.  Indemnification.  From and after the Effective Date, Parent
                   ---------------
shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless each present and former director and officer of the Company (individually, an "Indemnified Party" and collectively, the "Indemnified Parties") against all losses, expenses, claims, damages or liabilities, including those arising out of the transactions contemplated by this Merger Agreement (excluding criminal liabilities), based in whole or in part on any action or omission, except any action or omission which was grossly negligent, reckless, wanton or intentional, occurring prior to the Effective Date in connection with such person's assigned responsibilities in serving as an officer or director of the Company ("Claims"). In the event of any such loss, expense, claim, damage or liability (whether arising before or after the Effective Date):
(i) Parent shall pay the reasonable fees and expenses of the Indemnified Party's counsel,provided such counsel is reasonably acceptable to Parent, promptly after statements therefor are received, (ii) Parent and the Indemnified Parties will cooperate in the defense of any such matter, and (iii) any determination required to be made with respect to whether an Indemnified Party is entitled to indemnification shall be made to the fullest extent permitted under the VBCA consistent with the standards set forth in the first sentence of this Section, by independent legal counsel acceptable to Parent and the Indemnified Party; provided, however, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). Parent agrees that all rights to indemnification existing in favor of the directors, officers or employees of the Company as provided in the Company's Articles of Incorporation or Bylaws, as in effect as of the date hereof, with respect to matters occurring through the Effective Date, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Date.

     Section 7.9.  Employee Benefits.  With respect to benefit plans available
                   -----------------
to employees of the Company, for at least one year from and after the Effective Date, Parent shall cause the Surviving Corporation to either: (i) maintain all employee benefits of the Company, as the case may be, including, without limitation, benefits under employee benefit plans, policies and arrangements, existing on the Effective Date, or (ii) provide benefits to employees and former employees, as applicable, of the Surviving Corporation that are, taken as a whole, substantially equivalent to or better than the benefits offered to such persons by the Company, as the case may be, immediately prior to the Effective Date; provided, however, that neither Parent nor the Surviving Corporation shall be required to adopt or maintain any plan or arrangement providing for the sale of the Parent Common Stock or Company Common Stock.

                                 ARTICLE VIII

                             Conditions Precedent

     Section 8.1.  Conditions to Each Party's Obligation to Effect the Merger.
                   ----------------------------------------------------------
The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

     (a) This Merger Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the Company Common Stock.

     (b) The Parent Common Stock issuable in the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

     (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect.

     (d) Merger Sub shall have been incorporated in the State of Vermont as a wholly-owned subsidiary of Parent and as an insurance holding company, if required under Vermont law.

     (e) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all approvals necessary for the consummation of the transactions contemplated by this Merger Agreement including, without limitation, any approval required by the Vermont Department of Banking, Insurance and Securities and any other state regulatory authority, shall have been obtained from the insurance commissioners, directors or superintendents, as the case may be, of the applicable state insurance departments, and any such approvals shall be in full force and effect.

     (f) No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity shall be in effect, which (i) prevents or materially delays the consummation of the merger, (ii) would impose any material limitation on the ability of Parent to exercise full rights of ownership of the Common Stock of the Surviving Corporation or any material portion of the assets or business of the Company or (ii) makes such consummation illegal.

     Section 8.2. Conditions to Obligation of the Company to Effect the Merger.
                  ------------------------------------------------------------
The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following additional conditions, unless waived by the Company:

     (a) Parent shall have performed in all material respects its agreements contained in this Merger Agreement required to be performed on or prior to the Effective Date, and except as contemplated or permitted by this Merger Agreement, the representations and warranties of Parent contained in this Merger Agreement that are subject to a Parent Material Adverse Effect qualifier shall be true and correct when made and on and as of the Effective Date as if made on and as of such date, and the representations and warranties of Parent contained in this Merger Agreement that are not subject to such a qualifier shall be true and correct (except where the failure to be true and correct, alone or taken together with other failures to be true and correct, would not have a Parent Material Adverse Effect) when made and on and as of the Effective Date as if made on and as of such date.

     (b) The Company shall have received an opinion from Gravel and Shea, Burlington, Vermont, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, which opinion may be based upon reasonable representations of fact provided by officers of Parent and the Company.

     (c) The Company shall have received an opinion from Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania, substantially to the effect set forth in Exhibit 8.2(c) hereto.
                       --------------

     (d) The Company shall have received a certificate, dated the Effective Date, signed by the President or Chief Executive Officer of Parent and Merger Sub, certifying that the conditions specified in Section 8.2(a) have been fulfilled.

     (e) From the date hereof to the Effective Date, there shall not have occurred any material adverse change (other than one resulting from or relating to this Merger Agreement or the transactions contemplated hereby) in the business, properties, assets, conditions (financial or otherwise), executive management, liabilities or operations of Parent and its subsidiaries, taken as a whole.

     Section 8.3.  Conditions to Obligations of Parent and Merger Sub to Effect
                   ------------------------------------------------------------
the Merger.  The obligations of Parent and Merger Sub to effect the Merger shall
----------
be subject to the fulfillment at or prior to the Effective Date of the following additional conditions, unless waived by Parent:

     (a) The Company shall have performed in all material respects its agreements contained in this Merger Agreement required to be performed on or prior to the Effective Date, and except as contemplated or permitted by this Merger Agreement, the representations and warranties of the Company contained in this Merger Agreement that are subject to a Company Material Adverse Effect qualifier shall be true and correct when made and on and as of the Effective Date as if made on and as of such date, and the representations and warranties of the Company contained in this Merger Agreement that are not subject to such a qualifier shall be true and correct (except where the failure to be true and correct, alone or taken together with other failures to be true and correct, would not have a Company Material Adverse Effect) when made and on and as of the Effective Date as if made on and as of such date, except: (i) in the case of Section 5.2, for any failure to be true and correct resulting from the exercise of Company Options;
          (ii) in the case of Section 5.20(a), for any failure to be true and correct resulting from a change following the date hereof in the persons owning more than 5% of Company Common Stock, and (iii) for the representations and warranties set forth in 5.5, 5.13(a), 5.17 and
          5.25 which were true in all material respects at such time as stated therein.

     (b) Parent shall have received the resignations of every officer and director of the Company from their officer and director positions (except John W. Mahoney, who will continue to serve as President and a director of the Surviving Corporation and David Lesperance, who will continue to serve as Treasurer of the Surviving Corporation).

     (c) Parent and Merger Sub shall have obtained, or obtained the transfer of, any licenses and other regulatory approvals necessary to allow the Surviving Corporation to operate the Company's business, unless the failure to obtain such transfer or approval would not have a material adverse effect on the Surviving Corporation.

     (d) Parent shall have received an opinion from Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code, which opinion may be based upon reasonable representations of fact provided by officers of Parent and the Company.

     (e) Parent shall have received an opinion from Gravel and Shea, Burlington, Vermont, substantially to the effect set forth in Exhibit
                                                                        -------
          8.3(e) hereto.
          ------

     (f) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement and Plan of Merger shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Date.

     (g) Parent and Merger Sub shall have received a certificate, dated the Effective Date, signed by the President or Chief Executive Office of the Company, certifying that the conditions specified in Section 8.3(a) have been fulfilled.

     (h) From the date hereof to the Effective Date, there shall not have occurred any material adverse change (other than one resulting from or relating to this Merger Agreement or the transactions contemplated hereby) in the business, properties, assets, condition (financial or otherwise), liabilities or operations of the Company taken as a whole.

     (i) Parent shall have received a letter from Coopers and Lybrand, L.L.P., the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

                                   ARTICLE IX

                       Termination, Amendment and Waiver

     Section 9.1.  Termination.  This Merger Agreement may be terminated at any
                   -----------
time prior to the Effective Date:

     (a) By mutual consent of the Board of Directors of Parent and the Board of Directors of the Company.

     (b) By either Parent or the Company if the Merger shall not have been consummated on or before July 31, 1996 (provided the terminating party is not otherwise in material breach of its representations, warranties or obligations under this Merger Agreement or responsible for the failure of the Merger to occur on or before such date).

     (c)  By the Company if any of the conditions specified in Sections 8.1 and
          8.2 have not been met or waived by the Company at such time as such condition is no longer capable of satisfaction.

     (d) By Parent if any of the conditions specified in Sections 8.1 and 8.3 have not been met or waived by Parent at such time as such condition is no longer capable of satisfaction.

     (e) By Parent if the net worth (notwithstanding unrealized gains or losses in connection with the Company's bond portfolio or expenses associated with the Merger) of the Company is less than $8,650,000, based on general accepted accounting principles consistently applied, as determined by the Company's regularly utilized independent certified public accounting firm as of the last business day of the last month prior to the Effective Date, unless such date is within fifteen (15) calendar days of the Effective Date, in which case such determination shall be made as of the last day of the second to last month prior to the Effective Date.

     (f) By either Parent or the Company if the other party shall have breached this Merger Agreement in any material respect and such breach either continues for a period of ten days after the receipt of notice of the breach from the non-breaching party or is not susceptible to cure.

     (g) By either the Company or Parent, if: (i) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation to the Company's stockholders of this Merger Agreement or the Merger or shall have approved or recommended to the Company's stockholders that they accept the terms of any Acquisition Proposal or shall have resolved to take any of the foregoing actions; provided, however, that reasonable delay required to comply with the Company Board Fiduciary Duties shall not be deemed to be a withdrawal or a modification adverse to Parent, or (ii) a Third Party Acquisition shall have occurred. "Third Party Acquisition" means the occurrence of any of the following events: (w) the acquisition of the Company by merger, tender offer or otherwise by any person other than Parent, Merger Sub or any affiliate thereof (a "Third Party"); (x) the acquisition by a Third Party of 50% or more of the total assets of the Company taken as a whole; or (y) the acquisition by a Third Party of beneficial ownership, or the right to acquire beneficial ownership, of 50% or more of the outstanding Company Common Stock or other voting power of the Company.

     Section 9.2.  Effect of Termination.  In the event of termination of this
                   ---------------------
Merger Agreement by either Parent or the Company, as provided above, this Merger Agreement shall forthwith become void and (except for the willful breach of this Merger Agreement by any party hereto) there shall be no liability on the part of the Company, Parent or Merger Sub or their respective officers or directors; provided that Section 4.7, Section 5.29, the antepenultimate and last sentences of Section 7.1 and Section 10.3 shall survive the termination of this Merger Agreement.

     Section 9.3.  Amendment.  This Merger Agreement may be amended by the
                   ---------
parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval hereof by the stockholders of the Company, but, after such approval, no amendment shall be made which changes the ratios at which Company Common Stock is to be converted into Parent Common Stock as provided in Section 3.1, which changes the Per Share Cash Consideration as provided in Section 3.2, or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.4.  Waiver.  At any time prior to the Effective Date, the parties
                   ------
hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein provided, however, that no such waiver shall materially adversely affect the rights of the Company's and Parent's stockholders. Any agreement on the part of a party hereto to any such extension ,or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                               General Provisions

     Section 10.1.  Non-Survival of Representations, Warranties and Agreements.
                    ----------------------------------------------------------
No representations, warranties or agreements in this Merger Agreement shall survive the Merger, except for the agreements contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 7.6, 7.8, 7.9, 10.1, 10.3 and 10.7.

     Section 10.2.  Notices.  All notices or other communications under this
                    -------
Merger Agreement shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), or upon transmission thereof if by facsimile, addressed as follows:

     If to the Company:  Health Insurance of Vermont, Inc.
                             One Roosevelt Highway
                             Colchester, VT  05446
                             Attention:  President
                             Facsimile No.:  (802) 655-1570

     and to:             Robert S.W. Leong
                             Chairman of the Board of Directors of
                             Health Insurance of Vermont, Inc.
                             6200 Sandpoint Way, N.E. #305
                             Seattle WA 98115
                             Facsimile No.:  (206) 525-6369

     With a copy to:     Peter S. Erly, Esq.
                             Gravel and Shea
                             76 St. Paul Street, 7th Floor
                             P.O. Box 369
                             Burlington, VT  05402-0369
                             Facsimile No.:  (802) 658-1456

     If to Parent or Merger
     Sub:                Penn Treaty American Corporation
                             3440 Lehigh Street
                             Allentown, PA 18103
                             Attention: President
                             Facsimile No.: (610) 967-4616

     With a copy to:     Justin P. Klein, Esq.
                             Ballard Spahr Andrews & Ingersoll
                             1735 Market Street, 51st Floor
                             Philadelphia, PA 19103
                             Facsimile No.: (215) 864-8999

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 10.2.

     Section 10.3.  Fees and Expenses.
                    -----------------

     (a) Except as provided below in this Section 10.3, all costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Notwithstanding the provisions of the preceding sentence, in any action, suit or other proceeding under or to enforce any provision of this Merger Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and other out-of-pocket expenses from the losing party.

     (b)  (i)  If this Merger Agreement is terminated by Parent pursuant to
               Section 9.1(d), (e) or (f) hereof as a result of any willful breach by the Company of any of the representations, warranties, covenants or agreements of the Company contained in this Merger Agreement, the Company shall pay, or cause to be paid to Parent within five (5) business days of a demand therefor, all actual out-of-pocket costs, expenses and fees (including, without limitation, fees payable to all investment banking firms and other institutions, and their respective agents, and including attorneys fees and expenses and other professional or service fees and expenses) incurred or to be incurred by Parent or Merger Sub in connection with this Merger Agreement and the transactions contemplated hereby.

          (ii) If this Merger Agreement is terminated by the Company pursuant to
               Section 9.1(c) or (f) hereof as a result of any willful breach by Parent or Merger Sub of any of the representations, warranties, covenants or agreements of Parent or Merger Sub contained in this Merger Agreement, Parent shall pay, or cause to be paid, in same day funds to the Company upon demand, all actual out-of-pocket costs, expenses and fees (including, without limitation, fees payable to all investment banking firms and other institutions, and their respective agents, and including attorneys fees and expenses and other professional or service fees and expenses) incurred or to be incurred by the Company in connection with this Merger Agreement and the transactions contemplated hereby.

     Section 10.4.  Publicity.  So long as this Merger Agreement is in effect,
                    ---------
Parent and the Company agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Merger Agreement, and none of them shall issue any such press release or make any such public statement prior to such consultation, except as may be required bylaw or by obligations pursuant to any listing agreement with any national securities exchange. The commencement of litigation relating to this Merger Agreement or the transactions contemplated hereby or any proceedings in connection therewith shall not be deemed a violation of this
Section 10.4.

     Section 10.5.  Specific Performance.  The parties hereto agree that
                    --------------------
irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 10.6.  Interpretation.  The headings contained in this merger
                    --------------
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

     Section 10.7.  Miscellaneous.  This Merger Agreement (including the
                    -------------
documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than as provided in the Confidentiality Agreement between the Company and Parent dated October 17, 1995, as the same may be amended); (b) except as provided in Section 7.10, is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise, except that Merger Sub shall have the right to assign to Parent any and all rights and obligations of Merger Sub under this Merger Agreement, and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Vermont (without giving effect to the provisions thereof relating to conflicts of law). This Merger Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Merger Agreement to be signed by their respective officers thereunder duly authorized all as of the 15th day of March, 1996.

                              "Company"

                              HEALTH INSURANCE OF VERMONT, INC.


                              By:  /s/ Robert S.W. Leong
                                   -----------------------------------
                                   Title: Chairman and Chief Executive
                                           Officer

                              "Parent"

                              PENN TREATY AMERICAN CORPORATION


                              By:  /s/ Irving Levit
                                  -----------------------------------
                                 Title: Chairman of the Board,
                                         President and Chief Executive
                                         Officer